EXHIBIT 99.1

SELLAS Life Sciences Provides Business Update and Reports First Quarter 2019 Financial Results

Company to Present Data at Upcoming American Society of Clinical Oncology (ASCO) Annual Meeting

NEW YORK, May 15, 2019 -- SELLAS Life Sciences Group, Inc. (Nasdaq: SLS) (“SELLAS” or the “Company”), a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapies for a broad range of cancer indications, today provided a business update and reported financial results for the quarter ended March 31, 2019.

“Throughout 2019, as we have been progressing the review of strategic alternatives, we also have been continuing to advance our novel cancer immunotherapy clinical pipeline and are excited to be presenting data on one of our clinical candidates, nelipepimut-S (NPS), at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS.

American Society of Clinical Oncology 2019 Annual Meeting

Sellas will present immunologic response data from the NPS/Trastuzumab Study will be presented at the upcoming ASCO Annual Meeting being held May 31 - June 4, 2019 in Chicago, IL. Details for the presentation are as follows:

•	Title: Immunologic responses in triple-negative breast cancer patients in a randomized phase IIb trial of nelipepimut-S plus trastuzumab versus trastuzumab alone to prevent recurrence

•	Presenter: Jessica Campf, MD, San Antonio Military Medical Center

•	Abstract Number: 556

•	Poster Session: “Breast Cancer - Local/Regional/Adjuvant”

•	Date and Time: June 2, 2019, 8:00 am - 11:00 am CDT

•	Location: Hall A, McCormack Place, Chicago, IL

First Quarter 2019 and Recent Highlights

•	Galinpeptimut-S (GPS)

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In February 2019, the Company announced that Richard Maziarz, M.D., Medical Director of the Adult Blood and Marrow Stem Cell Transplant & Cellular Therapy Program at the Knight Cancer Institute and Professor of Medicine at Oregon Health and Science University (OHSU), and Roisin O'Cearbhaill, M.D., Assistant Attending Physician in Gynecologic Medical Oncology Service at Memorial Sloan Kettering Cancer Center (MSKCC), will serve as co-principal investigators of the Company’s Phase 1/2 open-label, non-comparative, multicenter, multi-arm study of GPS in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in patients with selected WT1-positive advanced cancers, including both hematologic malignancies and solid tumors. The study is assessing the efficacy and safety of the combination, with exploratory long-term follow-up for overall survival and safety.

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In April 2019, the Company announced an agreement with MSKCC to conduct an investigator-sponsored clinical trial of GPS in combination with Bristol-Myers Squibb’s anti-PD-1 therapy, nivolumab, in patients with malignant pleural mesothelioma (MPM). The Phase 1 open-label clinical study will enroll patients with MPM who harbor relapsed or refractory disease after having received frontline standard of care multimodality therapy with study drug provided by both SELLAS and Bristol-Myers Squibb.

•	Nelipepimut-S (NPS)

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In February 2019, the Company announced preliminary immune response data from an analysis of the patterns of induction of NPS-specific T-cell responses over time in a subgroup of patients with triple-negative breast cancer (TNBC) from the prospective, randomized, single-blinded, controlled Phase 2b independent investigator-sponsored clinical study of the combination of trastuzumab (Herceptin®) +/- NPS targeting HER2 low-expressing breast cancer patient cohorts (the NPS/Trastuzumab Study). CD8+ cytotoxic T-lymphocytes (CTLs) from peripheral blood samples from study patients with TNBC were measured using specifically designed NPS-specific dextramers in a flow cytometry-based assay in duplicate. In 64 evaluable TNBC patients (39 in the NPS plus trastuzumab arm; 25 in the trastuzumab alone arm) across a median of four time-points (including baseline), NPS + trastuzumab administration generated up to 3-fold higher frequencies of NPS-specific CTLs compared to trastuzumab alone. CTL frequencies were higher among non-recurrent patients compared with those who recurred, on either arm.

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In March 2019, SELLAS announced previously unreported disease free survival (DFS) data from the NPS/Trastuzumab Study. In the 97-patient TNBC cohort, the DFS landmark rate at 24 months for patients treated with NPS plus trastuzumab (n=53) was 92.6% compared to 70.2% for those treated with trastuzumab alone (n=44), a clinically and statistically significant improvement. In the intent-to-treat (ITT) population (all HER2 low-expressing breast cancer patients; n=275), and over the 24-month post-randomization follow-up period, the DFS landmark rate was in favor of the combination arm (89.8%) versus trastuzumab alone (83.8%).

•	Corporate

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In February 2019, the Company announced that it engaged Cantor Fitzgerald & Co. to act as its strategic and financial advisor in conducting a review of strategic options. This strategic review is ongoing and there can be no assurance that this process will result in a transaction.

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In the first quarter and early in the second quarter of 2019, the Company received aggregate gross proceeds of $3.5 million from the exercise of warrants from a holder pursuant to a Warrant Exercise Agreement which reduced the exercise price of certain outstanding warrants from $2.10 to $1.10 and provided for the issuance to the holder of new warrants on a share-for-share basis in an amount equal to the number of existing warrants that are cash exercised by the holder prior to May 31, 2019.

First Quarter 2019 Financial Results

R&D Expenses: Research and development expenses were $1.9 million for the first quarter of 2019, as compared to $1.8 million for the first quarter of 2018. The $0.1 million increase was primarily attributable to a $0.4 million increase in outsourced clinical and regulatory consulting related to our ongoing discussions with the U.S. Food and Drug Administration for further development of the combination of NPS plus trastuzumab in TNBC and a $0.2 million increase in licensing fees. These increases were partially offset by a $0.3 million decrease in clinical expenses due to the completion of the Phase 2b trial of NPS in combination with trastuzumab in 2018 and a $0.2 million decrease in personnel related expenses due to reduced headcount.

G&A Expense: General and administrative expenses were $2.5 million for the first quarter of 2019, as compared to $3.9 million for the first quarter of 2018. The $1.4 million decrease was due to a $0.6 million decrease in legal fees, a $0.2 million decrease in accounting and audit fees, a $0.2 million decrease in outsourced consulting, a $0.2 million decrease in public company costs and a $0.2 million decrease in other expenses. These decreases were driven by our focus on reducing expenses as we explore a wide range of strategic alternatives.

Net Loss: Net loss attributable to common stockholders was $5.0 million for the first quarter of 2019, or a basic and diluted loss per share attributable to common stockholders of $0.22, as compared to a net loss attributable to common stockholders of $10.0 million for the first quarter of 2018, or a basic and diluted loss per share attributable to common stockholders of $1.67.

Cash Position: As of March 31, 2019, cash and cash equivalents totaled approximately $2.6 million. Cash and cash equivalents as of March 31, 2018 totaled approximately $5.4 million. Net cash used in operating activities for the quarter was $5.0 million, compared to $5.4 million for the quarter ended March 31, 2018. During the first quarter, SELLAS received net proceeds of $2.2 million from the exercise of certain warrants. SELLAS received an additional $1.1 million from the exercise of warrants subsequent to March 31, 2019.

Keytruda® and Herceptin® are registered trademarks of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, N.J., USA, and Genentech, Inc., respectively, and are not trademarks of SELLAS. The manufacturers of these brands are not affiliated with and do not endorse SELLAS or its products.

About SELLAS Life Sciences Group, Inc.

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the Wilms Tumor 1 (WT1) protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS has a Phase 3 clinical trial planned (pending funding availability) for GPS in AML and is also studying GPS in combination with pembrolizumab (Keytruda®) in multiple indications. SELLAS has received Orphan Drug designations for GPS from the FDA and the European Medicines Agency for AML, malignant pleural mesothelioma (MPM), and multiple myeloma (MM); GPS has also received Fast Track designation for AML, MPM and MM from the FDA. SELLAS’ second product candidate, NPS, is a HER2-directed cancer immunotherapy being investigated for the prevention of the recurrence of breast cancer after standard of care treatment in the adjuvant setting. NPS has received Fast Track status designation by FDA for the treatment of patients with early stage breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, which includes TNBC patients, following standard of care.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the Company’s plans to explore strategic alternatives, the potential outcome and benefits of a strategic transaction or a financing, the further development of GPS and NPS, including the timing of clinical results, the potential time to market for GPS and NPS, the potential results from a clinical trial and interactions with the U.S. Food and Drug Administration. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the Company’s ability to identify potential strategic and financial transactions and to complete any transactions it pursues, whether SELLAS will be able to realize the expected benefits from a strategic review or a strategic transaction, immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, the uncertainty of finding potential partners for product candidate development, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 22, 2019 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contacts:
Will O’Connor
Stern Investor Relations, Inc.
212-362-1200
ir@sellaslife.com

Investors Relations
SELLAS Life Sciences Group, Inc.
917.438.4353
info@sellaslife.com